Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
2006 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2006
	Range
Revenue	$220.0	$230.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”)	47.0	50.0

Adjusted EBITDA per diluted common share	$0.80	$0.85

Interest income	(5.0)	(5.5)
Depreciation and amortization	17.0	16.5
Non-cash advertising	7.5	7.3
Non-cash stock-based compensation	26.7	26.7	(a)
Income tax provision	2.4	2.5

Net income (loss)	$(1.6)	$2.5

Net income (loss) per common share:
Basic	$(0.03)	$0.04

Diluted	$(0.03)	$0.04

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.1
Diluted	56.1	59.0

(a)	Includes approximately $23.0 or $0.39 to $0.41 per share relating to the adoption of FAS 123R on January 1, 2006.

Supplementary 2006 Quarterly Guidance
(in millions, except percentages and per share amounts)

	Quarter Ended		Quarter Ended		Quarter Ended		Quarter Ended
	March 31, 2006		June 30, 2006		September 30, 2006		December 31, 2006
	Range		Range		Range		Range
Revenue	$47.0	$48.0	$52.0	$54.0	$57.0	$60.0	$64.0	$68.0

Net income (loss)	(5.2)	(4.9)	(3.6)	(2.6)	0.2	1.6	7.0	8.4
% of revenue	-11.1%	-10.2%	-6.9%	-4.9%	0.4%	2.7%	10.9%	12.4%

Net income (loss) per common share:
Basic	$(0.09)	$(0.09)	$(0.06)	$(0.05)	$0.00	$0.03	$0.12	$0.15
Diluted	$(0.09)	$(0.09)	$(0.06)	$(0.05)	$0.00	$0.03	$0.12	$0.14

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.1	56.1	56.1	56.1	56.1	56.1	56.1
Diluted	56.1	56.1	56.1	56.1	59.0	59.0	59.0	59.0

% of revenue
Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”)	12.5%	12.5%	16.0%	17.0%	23.0%	24.0%	30.0%	30.0%

Stock-based compensation expense	-14.9%	-14.6%	-13.8%	-13.3%	-13.0%	-12.3%	-8.0%	-7.5%

Interest, taxes, depreciation, amortization and non-cash advertising	-8.7%	-8.1%	-9.0%	-8.5%	-9.6%	-9.0%	-11.1%	-10.1%

Net income (loss)	-11.1%	-10.2%	-6.9%	-4.9%	0.4%	2.7%	10.9%	12.4%
							-